EXHIBIT 99.1

Contact:

Denise	T. Powell

Sr. Director, Corporate Communications

Threshold	Pharmaceuticals, Inc.
650-474-8206
dpowell@thresholdpharm.com

THRESHOLD PHARMACEUTICALS ANNOUNCES MANAGEMENT UPDATE

REDWOOD CITY, CA – October 23, 2006 – Threshold Pharmaceuticals, Inc. (Nasdaq: THLD), today announced that Michael Ostrach has resigned as chief operating officer, general counsel and chief financial officer, effective October 27, 2006. On an interim basis, Mr. Ostrach’s financial management responsibilities will be assumed by Cathleen Davis, Vice President, Finance and Controller.

“I would like to thank Michael for his service and contributions to Threshold”, said Barry Selick, chief executive officer. “He has been a valued colleague and friend and we wish him much success as he pursues new business interests.”

The Company continues to anticipate the following clinical milestones in 2006:

•	Report top-line results from a phase 3 pivotal trial of glufosfamide as a single agent for second-line treatment of advanced pancreatic cancer by the end of 2006,

•	Report top-line results from a phase 2 trial of glufosfamide in combination with gemcitabine for first-line treatment of advanced pancreatic cancer by end of 2006; and

•	Commence additional clinical trials of glufosfamide in all, or a subset of ovarian cancer, sarcoma and small cell lung cancer.

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery and development of small molecule therapeutics for the potential treatment of cancer. By selectively targeting abnormally-proliferating tumor cells, the Company’s drug candidates are designed to be potentially more effective and less toxic to healthy tissues than conventional treatments. For additional information, please visit our website (www.thresholdpharm.com).

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding Threshold’s product candidates and potential therapeutic uses and benefits of our product candidates. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold’s ability to attract and retain employees, commence, enroll or complete its anticipated clinical trials, the time and expense required to conduct such clinical trials and analyze data, issues arising in the regulatory process and the results of such clinical trials (including product safety issues and efficacy results). Further information regarding these and other risks is included under the heading “Risk Factors” in Threshold’s Quarterly Report on Form 10-Q, which was filed with the Securities Exchange Commission on August 10, 2006 and is available from the SEC’s website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading “Investors.” We undertake no duty to update any forward-looking statement made in this news release.

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